Exhibit 99.1

Contacts:	Investor Relations: Brent Anderson Vice President-Investor Relations (972) 580-6360	Corporate Communications: Jane Hays Vice President-Corporate Marketing/ Communications (972) 580-6353
meritage homes announces pricing of $200 million senior unsecured notes
     Scottsdale, Ariz. (April 6, 2010) — Meritage Homes Corporation (NYSE: MTH), one of America’s top 10 homebuilders, today announced the pricing of a $200 million aggregate principal amount of senior unsecured notes due April 15, 2020. The bonds were issued with a coupon of 7.15% and sold at 97.567 of par, to yield 7.50%. The notes were offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and outside the United States to persons other than U.S. persons in reliance upon Regulation S under the Securities Act. The expected closing date for the private placement of these notes is April 13, 2010.
     As announced earlier today, Meritage intends to use the net proceeds from the offering to repurchase or redeem all $130 million aggregate principal amount of its 7.00% Senior Notes due 2014, and to repurchase a portion of its 6.25% Senior Notes due 2015.
     This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful. The securities will not be registered under the Securities Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include: the expected closing date of April 13, 2010 for the placement of these notes; Meritage’s intention to use the proceeds from its offering of $200 million of senior unsecured notes to repurchase or redeem $130 million aggregate principal amount of its 7% Senior Notes due 2014 and a portion of its 6.25% Senior Notes due 2015. Such statements are based upon the current beliefs and expectations of Company management and current market conditions, which are subject to significant risks and uncertainties as set forth in Meritage Homes Corporation Form 10-K for the year ended December 31, 2009 under the caption “Risk Factors”. As a result of these and other factors, actual results may differ from those set forth in the forward-looking statements and the Company’s stock and note prices may fluctuate significantly. The Company makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events or changes in these expectations.
# # #